Exhibit 99.1

[GRAPHIC OMITTED]

AssureTec Systems, Inc.
200 Perimeter Road
Manchester, NH 03103-3326

FOR IMMEDIATE RELEASE

ASSURETEC SYSTEMS CHOSEN BY MERIT TECHNOLOGIES FOR INCLUSION IN
ADVANCED BORDER MANAGEMENT SOLUTION FOR PAPUA NEW GUINEA

Manchester, N.H., February 27, 2006 – AssureTec Systems, Inc. today announced that Merit Technology, a leading Australian software solutions provider, has selected AssureTec’s advanced AssureID™ Identity Document Authentication software and i-Dentify™ Identity Document readers for integration into Merit’s Border Management System (Merit BMS) solution. Merit Technology was recently awarded a contract from the Australian Department of Immigration and Multicultural Affairs (DIMA) for the implementation of the Merit BMS for Papua New Guinea Immigration and Citizenship Division (PNG ICD).

The mainland of Papua New Guinea, together with its six hundred other islands (463,000 square kilometres) has a population of approximately 5.9 million. Each month the PNG ICD processes thousands of visas, permits and border crossings. Once implemented, the Merit BMS will provide the PNG ICD with a significantly enhanced border management system with which to combat the increasing threats associated with illegal immigration, people smuggling, and other forms of organized crime. The Merit BMS will be implemented at all major airports and land border crossings in Papua New Guinea, as well as fifteen overseas posts, before the end of 2006.

“AssureTec are leaders in the field of advanced identity document authentication. It’s a natural fit with the sophisticated passenger arrival and departure capabilities of our border management system” said Campbell Angus, Managing Director, Merit Technology.

“We are very pleased that Merit Technology has chosen our products for integration into their Border Management System,” said R. Bruce Reeves, President and CEO, AssureTec Systems. “Enhanced border management systems, such as the Merit BMS, are a critical first step in combating illegal immigration and other forms of crime. Our technologies make these systems better, and we are very proud to be providing major components for these solutions, which we believe will lead to a safer world.”

About Merit Technology

Merit Technology provides leading development, implementation and support of software solutions to government at all levels, utilities, and the healthcare industry. The Company provides best-of-breed software solutions for Immigration and Border Management, Customer Relationship, Case, and Business Process Management. Merit’s field of expertise ranges from software development through to business strategies, and operations. For more information, visit: www.merit.com.au.

AssureTec Systems Chosen By Merit Technologies

About AssureTec Systems

AssureTec develops innovative technologies which enable a broadening array of critical ID risk-based security applications. Built upon AssureTec’s patented worldwide documetrics knowledgebase, AssureID™ can assess the authenticity of virtually any ID document in circulation, with or without machine-readable content such as magnetic strips, bar codes or smart chips, allowing deployment of automated risk-based identity management solutions immediately without first requiring new enrollment. Since the system assesses the authenticity of a document without operator intervention, typically in less than five seconds, it can be used by operators with little-to-no document forensic training, significantly reducing training and operating costs and customer inconvenience. Applications include commercial identity fraud detection (i.e., banking, retail, gaming), secure enrollment (i.e., driver license, passports), secure access control (i.e., border management, nuclear/chemical/high-value facilities), and age-restricted access/sale (i.e., bars/night clubs, controlled-substance sales). The company is based in Manchester, N.H. For more information, visit: www.assuretec.com.

Press	Contact: AssureTec Systems Inc. Gary Olin 603-641-8443 ext 27 Gary.olin@assuretec.com

Safe Harbor Statement

This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995. Actual events or results may differ from AssureTec Systems’ expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, risks associated with international transactions, general economic conditions, availability of funds for capital expenditure by customers, availability of timely financing, cash flow, timely delivery by suppliers or AssureTec Systems, and ability to manage growth. Other risk factors attributable to AssureTec Systems’ business segment may affect the actual results achieved by AssureTec Systems.